Exhibit 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

      We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of JAKKS Pacific, Inc. of our report dated February 16, 2004, on our audits of the consolidated financial statements of JAKKS Pacific, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 and to the incorporation by reference of our report in any registration statement relating to the offering to which this Registration Statement relates filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. We also hereby consent to the reference to our firm as “Experts” in the Registration Statement.

/s/ PKF

PKF
Certified Public Accountants
A Professional Corporation

Los Angeles, California

December 13, 2004